Exhibit 99.1

Intrepid Potash Successfully Amends Debt Agreements

DENVER, January 15, 2016 - Intrepid Potash (IPI) today reported it has successfully modified its debt covenants for both its unsecured credit line and its long-term, unsecured senior notes.

Bob Jornayvaz, Intrepid’s Executive Chairman, President and CEO, said, “We, together with our lending partners, permanently modified the previous financial covenants providing more flexibility for Intrepid to execute on its three long-term strategies: specifically, transitioning East to Trio®-only production, optimizing the West facility and maximizing low-cost solar production.  We believe our lenders’ actions express their confidence in our detailed plans for working through this cycle and transforming Intrepid.”

Jornayvaz continued, “We remain on schedule to complete the transition of our East facility to Trio®-only production by mid-2016, after which we expect our adjusted EBITDA and cash flow to strengthen from their low points of the year.  Through the conversion of our East facility, we expect to begin to meaningfully replace our most expensive potash production with increased Trio® production at more attractive cash flow per ton levels.”

Intrepid’s credit facility and senior notes have the same financial covenants.  The following revisions to the covenants have been made to each.

The maximum leverage ratio remains at 3.5 times indebtedness to Bank Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, and certain other expenses, as defined in the credit facility) for the prior four fiscal quarters.  The definition of indebtedness has been changed from “total indebtedness” to a net debt concept whereby indebtedness for the leverage ratio will be calculated as total debt minus up to a maximum of $75 million of cash and investments on hand.

The minimum fixed charge coverage ratio remains at 1.3.  This ratio is generally defined in the credit facility as Bank Adjusted EBITDA less maintenance capital expenditures and cash paid for income taxes to fixed charges for the prior four fiscal quarters.  The annual maintenance capital expenditure deduction has been changed to $20 million from the previous $40 million.  This change allows Bank Adjusted EBITDA to be $20 million less than the pre-amended level before a breach would occur.  Fixed charges consist primarily of interest expense for Intrepid.

Intrepid’s Debt Structure

Intrepid has $150 million of long-term, unsecured notes outstanding comprised of three series with laddered maturities beginning 2020:

•                  Series A; $60 million of 3.23% Senior Notes due April 16, 2020

•                  Series B; $45 million of 4.13% Senior Notes due April 14, 2023

•                  Series C; $5 million of 4.28% Senior Notes due April 16, 2025

The amendment to the senior notes also provides that the interest rate on each series will increase by 0.25% in any quarter in which the leverage ratio exceeds 2.25.

Intrepid also has an unsecured credit facility, led by U.S. Bank, as administrative agent, and Wells Fargo Bank, as syndication agent.  This unsecured credit facility provides a revolving credit facility of up to $250 million. The actual amount available is limited by the above defined leverage and the fixed charge coverage ratios.

For more details on these debt instruments, please refer to Intrepid’s public filings which are available at www.intrepidpotash.com.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplies approximately 9% of the country’s annual consumption.  Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed.  Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash.  Intrepid produces potash from three solar solution facilities and two conventional underground mines.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab.  Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events.  The forward-looking statements in this document often relate to our future performance and management’s expectations for the future, including statements about our financial outlook.  These statements are based on assumptions that we believe are reasonable.  Forward-looking statements by their nature address matters that are uncertain.  For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•                  changes in the price, demand, or supply of potash or Trio®/langbeinite

•                  circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems

•                  interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•                  increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•                  the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects

•                  adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•                  changes in the prices of raw materials, including chemicals, natural gas, and power

•                  the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•                  our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•                  changes in our reserve estimates

•                  competition in the fertilizer industry

•                  declines or changes in U.S. or world agricultural production or fertilizer application rates

•                  declines in the use of potash products by oil and gas companies in their drilling operations

•                  changes in economic conditions

•                  our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•                  disruption in the credit markets

•                  our ability to secure additional federal and state potash leases to expand our existing mining operations

•                  the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission

In addition, new risks emerge from time to time.  It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of January 15, 2016.  New information or events after that date may cause our forward-looking statements in this document to change.  We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:

Gary Kohn, Investor Relations

Phone: 303-996-3024

Email: gary.kohn@intrepidpotash.com